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                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT is dated as of September 16, 1996, by and among Spanish Broadcasting System, Inc., a Delaware corporation ("Buyer"), Raul Alarcon, Jr., New Age Broadcasting, Inc., a Florida corporation ("New Age"), The Seventies Broadcasting Corporation, a Florida corporation ("Seventies", and together with New Age, individually, a "Seller" and collectively, the "Sellers") and, with respect to Section 9.3 hereof only, Alan Potamkin, Russell
A. Oasis and Robert Potamkin.

                                    RECITALS

        A. Sellers are the licensees of and own and operate radio stations WXDJ-FM, Homestead, Florida and WRMA-FM, Ft. Lauderdale, Florida (the "Stations") pursuant to licenses issued by the Federal Communications Commission.

        B. Sellers desire to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

        In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:


SECTION 1       DEFINITIONS

        The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

        "Accounts Receivable" means the rights of Sellers to cash payment for the sale of advertising time and other revenues which are outstanding on the Closing Date, which shall be reflected on the list to be provided to Buyer by Sellers pursuant to Section 6.4(a).

        "Affiliate" of any Person means any Person which is directly or indirectly controlled by, under common control with or controlling such Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or the beneficial ownership, directly or indirectly, of a general partnership interest in, or 10% or more of the equity of such Person.





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        "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

        "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7,
(ii) contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time for cash at rates consistent with Sellers' past practices, (iii) any Contracts entered into by any Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iv) Contracts entered into by Sellers in compliance with Section 5.3.

        "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

        "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

        "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, including the written consents to the assignment of the Assumed Contracts.

        "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which any Seller is a party or which are binding upon any Seller and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Sellers between the date of this Agreement and the Closing Date.

        "Designated Officers" means (i) with respect to New Age, Russell A. Oasis as President, Alan H. Potamkin as Secretary and Robert M. Potamkin as Vice President and (ii) with respect to Seventies, Russell A. Oasis as President, Alan H. Potamkin as Secretary and Robert M. Potamkin as Treasurer.

        "Effective Time" means 12:01 a.m., local Florida time, on the Closing Date.

        "FAA" means the Federal Aviation Administration.

        "FCC" means the Federal Communications Commission.



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        "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

        "FCC Licenses" means all Licenses issued by the FCC to any Seller in connection with the existing or currently authorized business or operations of the Stations.

        "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely filed requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

        "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, call signs, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by any Seller or under which any Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, material items of which (other than those set forth in Schedule 3.4) are set forth on Schedule 3.9, together with any additions thereto between the date of this Agreement and the Closing Date, excluding the names "New Age" and "The Seventies".

        "Licenses" means all licenses, permits, construction permits and other authorizations issued by the FCC, the FAA or any other federal, state, or local governmental authorities to any Seller, currently in effect and used in connection with the conduct of the business or operations of the Stations, which Licenses are set forth on Schedule 3.4, together with any additions thereto between the date of this Agreement and the Closing Date.

        "Liens" means security interests, mortgages, pledges, charges and other liens and encumbrances.

        "Permitted Liens" means (i) Liens for taxes not yet due and payable,
(ii) Liens arising pursuant to the Assumed Contracts and Liens securing obligations assumed by Buyer at the Closing as provided in Section 2.4, (iii) Liens disclosed on Schedules 3.5 and 3.6 hereto and other Liens which shall be discharged prior to the Closing, (iv) mechanics' Liens and other similar Liens incurred in the ordinary course of business which shall be discharged prior to the Closing, and (v) with respect to leasehold interests, the rights and interests of lessors and other owners and Liens granted by such Persons and all Liens and other matters of record.

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        "Person" means an individual or corporation, partnership, trust, sole proprietorship or other entity.

        "Purchase Price" means the purchase price specified in Section 2.3.

        "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests of Sellers which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

        "Tangible Personal Property" means all of Sellers' interests in machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

SECTION 2  PURCHASE AND SALE OF ASSETS

        2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Sellers, all of Sellers' rights, title and interest in and to the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of Liens (except for Permitted Liens), including the following:

                (a) The Tangible Personal Property;

                (b) The Real Property;

                (c) The Licenses;

                (d) The Assumed Contracts;

                (e) The Intangibles;

                (f) All of Sellers' proprietary information, technical information and data, transferrable warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Stations; and


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                (g) All of Sellers' books and records relating to the business and operations of the Stations, and all of Sellers' records required by the FCC to be kept by the Stations.

         2.2    Excluded Assets.  The Assets shall exclude the following assets:

                (a) Sellers' cash on hand as of the Closing and any of Sellers' interests in their bank accounts and all of Sellers other cash, cash equivalents, securities, investments, deposits, prepayments (including prepaid taxes and insurance), tax refunds and overpayments;

                (b) Any insurance policies and proceeds thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposits or other similar items and cash surrender value in regard thereto;

                (c) Any pension, profit-sharing, or employee benefit plans, including all of Sellers' interest in any Welfare Plan, Pension Plan, or Benefit Arrangement (as defined in Section 3.13), and any collective bargaining agreements;

                (d) The Accounts Receivable;

                (e) Any Contracts not included among the Assumed Contracts;

                (f) All tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Sellers are required by law to retain, all corporate minutes and records, and all records of Sellers relating to the sale of the Assets;

                (g) Any interest in and to any refunds of federal, state, or local franchise, income or other taxes for periods prior to the Closing Date;

                (h) the assets listed on Schedule 2.2.

        Buyer acknowledges that Sellers' shareholders own a company that holds an option to acquire a tower site in the Miami area and neither such company nor such option are included in the Assets.

        2.3     Purchase Price.

                (a) The Purchase Price for the Assets shall be One hundred ten million dollars ($110,000,000), subject to adjustment as provided in Section 2.3(c) hereof. The Purchase Price shall be paid by Buyer in full at Closing by confirmed wire transfer or transfers of immediately available funds pursuant to wire instruc-

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tions signed by at least two of Alan Potamkin, Russell Oasis or Robert
Potamkin; provided, however, that the signature of only one such individual shall be required if the other two individuals are not alive or legally competent on the Closing Date.

        (b) Prorations. All revenues and expenses arising from the operation of the Stations, including revenues and expenses arising under Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets (including those prepaid by Sellers and those payable by Sellers after Closing), property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for income taxes and taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operations of the Stations for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of the Stations for the period after the Effective Time, subject to the following:

                (1) Contracts. There shall be no adjustment for, and Sellers shall remain solely liable and receive all benefits with respect to, any Contracts not included in the Assumed Contracts. An adjustment and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Sellers by any lessee or other third party which is not otherwise credited to Buyer. Any adjustment and proration shall be made in favor of Sellers to the extent that Sellers have made (i) any security deposit under any Assumed Contract whether or not there is a proration under such Assumed Contract or (ii) other prepayment under any Assumed Contracts for which there is a proration.

                (2) Employee Compensation. Except as otherwise provided herein, Sellers shall be responsible for the payment of all compensation and commissions owed to the Stations' employees up to the Effective Time. Buyer may, as of the Effective Time, employ those employees of the Stations as Buyer may elect on terms and conditions determined by Buyer and Buyer shall be responsible for the payment of all compensation and commissions payable to the Stations' employees retained by Buyer after the Effective Time. The parties agree that Buyer shall be entitled to a proration crediting the Buyer for any obligations of the Sellers to any employees that relate to accrued and unpaid vacation time, sick leave or severance pay existing on and as of the Closing Date, after which Sellers shall no longer be liable for such obligations and Buyer shall assume and discharge such obligations.


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                (3) Music Licenses. There shall be no proration of music
license fees. Sellers are responsible for filing and paying all music license fees (ASCAP, BMI, SESAC, etc.) due and payable as of the Effective Time, and Buyer is responsible for filing and paying all such fees after the Effective Time.

        (c) Subject to Sections 7.1(e) and 7.2(e) hereof, in the event that the minimum combined "Broadcast Cash Flow" of the Sellers is less than nine million one hundred thousand dollars ($9,100,000) (the "Target Broadcast Cash Flow") for the 12 consecutive whole months immediately preceding the Closing for which monthly financial statements have been prepared and are available (the "Trailing 12 months"), then the Purchase Price shall be reduced by an amount equal to (i) (A) the Target Broadcast Cash Flow minus (B) the actual Broadcast Cash Flow of the Sellers for the Trailing 12 Months multiplied by (ii) 12.09. For example, if the actual Broadcast Cash Flow of the Sellers for the Trailing 12 Months is $8,900,000, then the Purchase Price shall be reduced pursuant to this Section 2.3(c) by $2,418,000. For purposes of this Agreement, "Broadcast Cash Flow" shall mean the Sellers' combined operating income, as determined by generally accepted accounting principles ("GAAP") as applied by Sellers on a basis consistent with their most recent audited financial statements, before any reduction for depreciation and amortization, interest, taxes, write-down of franchise costs, trade expense and trade income, corporate expenses (including, without limitation, Russ Oasis' compensation and benefits), legal fees and all expenses associated with the sale or attempted sale of the Stations and the legal fees and costs and any judgment associated with the litigation described in Schedule 3.16. By way of example only, Exhibit 2.3(c) hereto sets forth an itemized determination of Broadcast Cash Flow.

        (d) Manner of Determining Prorations.  The prorations pursuant to
Section 2.3(b) will be determined finally in accordance with the following procedures:

                (1) Sellers shall prepare and deliver to Buyer not later than seven (7) days before the Closing Date a preliminary settlement statement which shall set forth Sellers' good faith determination of the prorations under
Section 2.3(b). The Sellers' settlement statement (A) shall contain all information reasonably necessary to determine the prorations under Section 2.3(b) to the extent such prorations can be determined or estimated as of the date thereof and such other information as may be reasonably requested by Buyer, and (B) shall be certified by Sellers to be true and complete to the best of Sellers' knowledge as of the date thereof.

                (2) No later than three (3) days prior to the Closing Date, Buyer will deliver to Sellers a settlement statement setting forth Buyer's good faith determination of the prorations

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under Section 2.3(b). Buyer's settlement statement (A) shall contain all information reasonably necessary to determine the prorations under Section 2.3(b), and such other information as may have been reasonably requested by Sellers, and (B) shall be certified by Buyer to be true and complete to the best of Buyer's knowledge as of the date thereof.

        (3) In the event the Buyer and the Sellers are in agreement with respect to the amounts of the prorations under Section 2.3(b) hereof, at the Closing payment in cash or other immediately available funds shall be made by either the Buyer or the Sellers, as applicable, to give effect to such prorations. The parties shall resolve any dispute relating to the amount of such prorations under Section 2.3(b) in accordance with Section 2.3(d)(4) below.

        (4) Buyer and Sellers shall use good faith efforts to resolve any dispute involving the determination of the prorations pursuant to Section
2.3(b) at or prior to Closing. If the parties are unable to resolve the dispute at Closing, all prorations which are not in dispute shall be made in accordance with Section 2.3(b) and, with respect to the disputed prorations, Buyer and Sellers shall each (at its own expense) designate an accountant to resolve the dispute within 15 days following the Closing, and if such accountants are unable to resolve the dispute, such accountants shall appoint a third accountant independent of Buyer and Sellers (such two or three accountants, "the Accountants") to resolve the dispute. Any fees of any third Accountant shall be divided equally between the parties. In the event that either Buyer or Sellers fail to designate an Accountant, then the determination of the Accountant which has been designated shall be final and binding upon the parties. In the event that the Accountants designated by Buyer and Sellers are unable to resolve the dispute and are also unable to agree upon a third Accountant within 30 days following the Closing, then such third Accountant shall be selected within 60 days of the Closing (or as soon thereafter as practicable) by arbitration in accordance with Section 11.2 hereof. With respect to any prorations disputed by the parties (collectively, the "Disputed Amount") on the Closing Date, Buyer and Sellers shall each submit in writing to the Accountants their determination of the Disputed Amount. The Accountants' resolution of the dispute shall be made within thirty (30) days after the Closing Date (unless the Accountants are unable to agree, if required by the terms hereof, upon a third Accountant, in which case the resolution of the dispute by the Accountants shall be made within 15 days of the selection of a third Accountant), in accordance with this Agreement by unanimous decision of the initial one or two Accountants or majority decision of three Accountants, and shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. In the event the total amount of the

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proration sought by or on behalf of either party exceeds the final determination of the Accountants by more than ten percent (10%), then such party shall bear all costs and expenses associated with the resolution of the dispute; provided, that if the total amount of the proration sought by both parties exceeds such final determination of the Accountants by more than ten percent (10%), then the parties shall bear equally all costs and expenses associated with the resolution of such dispute. It is expressly understood and agreed that any dispute under this Section 2.3 (d) shall not delay or prevent the Closing in any manner, and that the transactions contemplated hereby shall be consummated notwithstanding such dispute in accordance herewith. Any claims to the Escrow Amount shall be paid following the Closing.

        2.4     Assumption of Liabilities and Obligations.

                (a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform (i) any obligations or liabilities under the Assumed Contracts insofar as they relate to the period after the Closing Date except insofar as an adjustment therefor is made in favor of Sellers under Section 2.3
(b), (ii) any claims or litigation or proceedings insofar as they relate to the operation of the Stations after the Closing, and (iii) any obligations or liabilities relating to the business operations of the Stations after the Closing, and all such obligations and liabilities shall become and be the obligations and liabilities solely of Buyer.

                (b) Buyer shall not assume any other obligations or liabilities of Sellers, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts insofar as they relate to the period prior to the Closing Date except insofar as an adjustment therefor is made in favor of Buyer under Section 2.3(b), (iii) any claims or pending litigation or proceedings insofar as they relate to the operation of the Stations prior to the Closing, (iv) any obligations or liabilities of Sellers under any employee pension, retirement, or other benefit plans, (v) any obligations or liabilities of Sellers under any collective bargaining agreements, (vi) any obligation to any employee of any of the Stations for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (vii) any obligations or liabilities other than the liabilities being assumed by Buyer pursuant to Section 2.4(a) caused by, arising out of, or resulting from any action or omission of Sellers prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

        2.5 Allocation of Purchase Price. Subject to the following sentence, the Purchase Price shall be allocated between Sellers and among the Assets, as of the Closing Date, pursuant to the appraisal


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of the current value of the Assets on the Closing Date to be paid for by the
Buyer and supplied by Buyer to Sellers within 30 days following the Closing Date, which appraisal shall be subject to the approval of Sellers, which approval shall not be unreasonably withheld. It is expressly understood and agreed that an aggregate of $200,000 of the Purchase Price shall be "allocated" to the Non-Competition Agreement referred to in Section 8.2(f) hereof. Notwithstanding the foregoing, in the event that the parties are unable to agree upon the allocation of the Purchase Price within 30 days following the Closing Date, then the parties shall submit such dispute to arbitration pursuant to Section 11.2 hereof within 45 days following the Closing.

SECTION 3  REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers represent and warrant to Buyer as follows:

        3.1 Organization, Standing, and Authority. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Such Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used in all material respects, (ii) to conduct the business and operations of the Stations as now conducted in all material respects, and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder. Except as set forth on Schedule 3.1, neither Seller is a participant in any joint venture or partnership with any other person or entity with respect to any material part of the operations of the Stations or any of the material Assets.

        3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Sellers have been duly authorized by all necessary corporate actions on the part of Sellers and their shareholders. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid, and binding obligation of Sellers, enforceable against them in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

        3.3 Absence of Conflicting Agreements. Except as otherwise provided herein including, without limitation, Section 6.10 hereof, subject to obtaining the FCC Consent, and the filing of a Notification and Report Form and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act", and together with the FCC Consent, the "Required Consents"), and the Consents listed on Schedule 3.3 (as

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defined below), the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not conflict with any provision of the Articles of Incorporation or Bylaws of Sellers; (ii) do not as of the date hereof conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iii) do not as of the date hereof constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be legally bound which would have a material adverse effect on Sellers or the Stations; and (iv) will not create any Lien of any material nature whatsoever upon the Assets, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens which would not, individually or in the aggregate, have a material adverse effect on Sellers ability to consummate the transactions contemplated hereby.

        3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the FCC Licenses. Sellers have made available to Buyer true and complete copies of the FCC Licenses (including any amendments and other modifications thereto). To Sellers' knowledge, the Licenses have been validly issued, and Sellers are the authorized legal holders thereof (respectively, as indicated on such schedule). The FCC Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from the FCC for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are now conducted. Subject to the foregoing, the FCC Licenses are in full force and effect and the conduct of the business and operations of the Stations are in accordance therewith.

        3.5  Interests in Real Property.

             (a) Schedule 3.5 contains a complete and accurate description of all Sellers' interests in and to all leases of real property. The leases listed on Schedule 3.5 comprise all real property interests used by Sellers to conduct the business and operations of the Stations as now conducted. Sellers own no real property in fee.

             (b)  With respect to each leasehold interest listed on Schedule
3.5 (the "Leased Property"), except as set forth in Schedule 3.5, Sellers hold such leasehold interests subject to the terms of the relevant Assumed Contract, free and clear of Liens, except for Permitted Liens. Except as set forth in
Schedule 3.5, (i) each such lease or sublease that is an Assumed Contract is in full force and effect, and is valid, binding and enforceable in all

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material respects in accordance with its respective terms except as enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies, (ii) all accrued and currently payable rents and other payments required to be paid by Sellers under such leases have been paid, (iii) neither any Seller nor to Sellers' knowledge as of the date hereof, any other party is in default in any material respect under any such leases,
(iv) to Sellers' knowledge as of the date hereof, no party has asserted any material defense, set off or counterclaim thereunder, and (v) as of the date hereof no notice of material default or termination has been given or received by Sellers thereunder, as of the date hereof no event of material default has occurred by any Seller thereunder or to Sellers' knowledge, by any other party thereto, and as of the date hereof no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a material default by any Seller thereunder or to Sellers' knowledge, by any other party thereto. Except as set forth in
Schedule 3.5 hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer. As of the date hereof, all Real Property (including the improvements thereon) is available for immediate use in the conduct of the business or operations of the Stations as now conducted and, to Sellers' knowledge, complies in all material respects with all applicable building and zoning codes and the regulations of any governmental authority having jurisdiction, except to the extent the current use, while permitted, constitutes a "nonconforming use" under current zoning or land use regulations. All improvements included in the Assets, if any, are located entirely on the Real Property.

        3.6 Title to and Condition of Tangible Personal Property. Schedule 3.6 lists all items of Tangible Personal Property having a value in excess of $1,000. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property used by Sellers to conduct the business and operations of the Stations as now conducted and, except as set forth on Schedule 3.6, all such property is in good working order and repair and is suitable for the operation of the Stations by Buyer in a manner consistent with the manner in which the Stations have heretofore been operated by Sellers, in conformity with all applicable FCC rules and regulations. Except as described in Schedule 3.6, Sellers own and have good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Sellers is subject to any Lien, except for Permitted Liens. Except as set forth on Schedule 3.6, all items of transmitting and studio equipment included in the Tangible Personal Property permit the Stations and any auxiliary broadcast facilities related thereto to operate in accordance with the terms of the FCC Licenses and the rules and regulations of the FCC (other than FCC engineering specifications). The representations and warranties set forth in

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this Section 3.6 shall not be deemed untrue or incomplete at any time by reason of any disposition, repair or replacement of Tangible Personal Property in compliance with Section 5.4 or 6.5 or otherwise in compliance with this Agreement.

        3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts as of the date hereof except contracts for the sale of advertising time on the Stations for cash at rates consistent with past practices and other contracts which may be canceled by Sellers without penalty on not more than ninety (90) days' notice. Sellers have delivered to Buyer true and complete copies of all written Assumed Contracts, true and complete descriptions (in all material respects) of all oral Assumed Contracts (including any amendments and other modifications to such Contracts) and a schedule summarizing Sellers' material obligations under trade and barter agreements relating to the Stations as of the date hereof. To Sellers' knowledge as of the date hereof, all of the Assumed Contracts are in full force and effect, in all material respects, and, to Sellers' knowledge, are valid, binding and enforceable, in all material respects, in accordance with their terms except as otherwise disclosed on
Schedule 3.7 or except as the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

        3.8 Consents. As of the date hereof, except for the Required Consents and the other Consents described in Schedule 3.3, to Sellers' knowledge, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to permit Sellers to assign or transfer the Assets to Buyer, excluding Consents which, if not obtained, would not have a material adverse effect on any Station.

        3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.4) that are used by Sellers to conduct the business and operations of the Stations as now conducted, all of which to Sellers' knowledge are on the date hereof valid and in good standing and uncontested except as otherwise set forth on Schedule 3.9. Sellers have delivered to Buyer copies of all existing documents that establish or evidence any of the Intangibles. As of the date hereof, other than with respect to matters generally affecting the radio broadcasting industry and not particular to Sellers, Sellers have not received any notice or demand alleging that any Seller is infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and to the knowledge of Sellers, there is no claim or action pending or threatened with respect thereto.

        3.10 Financial Statements. Sellers have furnished Buyer with true and complete copies of (i) audited financial statements of New Age containing the balance sheet, statement of income and retained earnings and statement of cash flow at and for New Age's fiscal year ended September 30, 1994, (ii) audited combined financial statements of New Age and Seventies containing the balance sheet, statement of income and retained earnings and statement of cash flows at and for the fiscal year ended September 30, 1995, (iii) unaudited combined financial statements of Sellers containing the balance sheet, statement of income and retained earnings and statement of cash flows at and for the three month periods ended December 31, 1994 and December 31, 1995, and (iv) unaudited statement of income and expenses for Sellers for the period of January 1996 through July 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP as applied by Sellers on a consistent basis, accurately reflect the books, records and accounts of the Stations (which books, records and accounts are complete and correct in all material respects) and present fairly the financial condition of the Stations as at their respective dates and the results of operations for the periods then ended, and do not, in accordance with GAAP as applied by the Sellers on a consistent basis, materially overstate income or understate expenses.

        3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Sellers that insure any part of the Assets or the business of the Stations as of the date hereof. All policies of insurance listed in Schedule 3.11 are in full force and effect.

        3.12 Reports. All returns, reports and statements that the Stations are currently required to file with the FCC or FAA have been filed, and all reporting requirements of the FCC and FAA have been complied with. All of such returns, reports, and statements, as filed, satisfy all applicable legal requirements.

        3.13  Personnel.

              Employees and Compensation. As of the date hereof, Schedule 3.13 contains a true and complete list of all employees of the Stations and all persons retained as independent contractors at the Stations (collectively, the "Employees") and a description of all compensation arrangements affecting them. As of the date hereof, no Seller has any employee benefit plans or arrangements applicable to its respective Employees other than as set forth on Schedule 3.13.

        3.14 Labor Relations. Each Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, except where the failure to so comply would not have a material adverse effect on the Sellers or the Stations, and it has not received any notice alleging that it has failed to comply with any such laws, rules, or regulations. No material controversies, disputes, or proceedings are pending or, to the knowledge of Sellers, threatened, between any Seller and any employee (individually or collectively) of the Stations. To Sellers' knowledge as of the date hereof, no labor union or other collective bargaining unit represents or claims to represent any of the employees of the Stations. To Sellers' knowledge as of the date hereof, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

        3.15 Taxes. Except as set forth on Schedule 3.15, Sellers have filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to have been filed, and they have paid or caused to be paid all taxes shown on those returns or on any tax assessment received by them to the extent that such taxes have become due and payable, or have set aside on their books adequate reserves with respect thereto. As of the date hereof, there are no legal, administrative, or tax proceedings pursuant to which any Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations.

        3.16 Claims and Legal Actions. As of the date hereof, except as disclosed on Schedule 3.16 or Schedule 3.4 and except for rulemaking proceedings generally affecting the radio broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending or, to the knowledge of Sellers, threatened, against or relating to any Seller with respect to its ownership or operation of the Stations or otherwise relating to the Assets or the business or operations of the Stations, nor do Sellers know of any reasonable basis for the same. In particular, but without limiting the generality of the foregoing as of the date hereof, except as disclosed on such schedules, there are no applications, complaints or proceedings pending or, to Sellers' knowledge, threatened (i) before the FCC relating to the business or operations of the Stations other than rulemaking proceedings which affect the radio industry generally, (ii) before any federal or state agency relating to the business or operations of the Stations involving charges of illegal discrimination under any federal or state employment laws or regulations, or (iii) before any federal, state, or local agency relating to the business or operations of the Stations involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

        3.17  Environmental Matters.

        Subject to the disclosure on Schedule 3.17 and excluding environmental matters as may affect the radio broadcasting industry as a whole:

                (a) To Sellers' knowledge, Sellers have complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and to Sellers' knowledge as of the date hereof, no charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against any Seller in connection with its ownership or operation of any Station alleging any failure to comply with any such law, rule, or regulation.


                (b) To Sellers' knowledge, no Seller has any material liability relating to its ownership and operation of the Stations (and to Sellers' knowledge, there is no reasonable basis related to Sellers' past or present operations of the Stations, for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any Seller giving rise to any such liability) under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Federal Water Pollution Control Act, the Clean Air Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Refuse Act or the Emergency Planning and Community Right-to-Know Act (each as amended), or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances (as such term is defined in CERCLA and RCRA ("Hazardous Substances")), public health and safety, or pollution or protection of the environment.

                (c) To Sellers' knowledge, no Seller has any liability relating to its ownership or operation of the Stations (and no Seller has handled or disposed of any Hazardous Substances, arranged for the disposal of any Hazardous Substances, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against any Seller giving rise to any such liability) for material damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                (d) To Sellers' knowledge, no Seller has any material liability relating to its ownership or operation of the Stations

(and there is no reasonable basis for any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                (e) In connection with its ownership or operation of the Stations, to Sellers' knowledge, each Seller has obtained and is in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and, to Sellers' knowledge, has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes.

                (f) All properties and equipment used in the business of the Stations are and have been free of PCB's and, to Sellers' knowledge, asbestos and asbestos-related products, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act).

        3.18 Compliance with Laws. Sellers have complied with the FCC Licenses and, to Sellers' knowledge, in all material respects with all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations by Sellers.

        3.19    Conduct of Business in Ordinary Course.  Except as set forth in
Schedule 3.19, since July 31, 1996, and continuing through the date hereof, Sellers have conducted the business and operations of the Stations only in the ordinary course and have not:

                (a) Suffered any material adverse change in the Tangible Personal Property, including any damage, destruction, or loss affecting in any material respect any assets used or useful in the conduct of the business of the Stations;

                (b) Subject to Section 5.2 hereof, except for increases, payments and changes reflected in the information set forth in Schedule 3.13, made any material increase in compensation payable or to become payable to any of the employees of the Stations, or any bonus payment made or promised to any employee of the Stations, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Stations;

                (c) Made any sale, assignment, lease or other transfer of any of the Stations' properties other than in the normal and usual course of business consistent with past business practices with suitable replacements being obtained therefor;

                (d) Canceled any debts owed to or claims held by any Seller with respect to the Stations;

                (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations; or

                (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Stations.

        3.20 Transactions with Affiliates. Except as disclosed on Schedule 3.20, neither Seller has been involved in any material business arrangement or relationship relating to the Stations with any Affiliate of any Seller, and no Affiliate of any Seller owns any material property or right, tangible or intangible, which is used in the business of the Stations.

        3.21 Broker. Neither Sellers nor any person or entity acting on their behalf have incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

SECTION 4  REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Sellers as follows:

        4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

        4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer has been duly authorized by all necessary corporate actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

        4.3 Absence of Conflicting Agreements. Except as set forth on Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party under any agreement, license or law applicable to Buyer; (ii) will not conflict with any organizational documents of Buyer; (iii) will not conflict with, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound.

        4.4 Broker. Neither Buyer nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

        4.5 Buyer Qualifications. Buyer is qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as now in effect, and the rules, regulations and policies of the FCC as now in effect including without limitation under the multiple ownership standards of the Act and the FCC, without need for a waiver thereof. Buyer knows of no fact that would, under existing law and the existing rules, regulations, policies and procedures of the FCC (a) disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations or (b) cause the FCC to fail to approve in timely fashion the application for the FCC Consent. Buyer and no Affiliate of Buyer has ever had an application for transfer of an FCC License or any filing under the Hart-Scott-Rodino Act denied.

        4.6 Financing. Buyer will have as of the Closing sufficient finances to enable it to close on the transactions contemplated hereby and to pay the Purchase Price to Sellers in accordance with the terms hereof.

        4.7 Claims and Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration or other legal proceeding, nor any order, decree or judgment in progress or pending or, to the knowledge of Buyer, threatened, against or relating to the Buyer, that may adversely affect its ability to consummate the transactions contemplated hereby.

SECTION 5  OPERATIONS OF THE STATIONS PRIOR TO CLOSING

        Between the date of this Agreement and the Closing Date, Sellers and Buyer, as applicable, shall comply with the covenants set forth in this Section 5, unless approved in advance by Buyer (in the case of covenants relating to conduct of Sellers) or by Sellers (in the case of covenants relating to the conduct of Buyer).

        5.1 Generally. Sellers shall operate the Stations diligently in the ordinary course of business substantially in accordance with their past practices (except where such operations would conflict with the following covenants or with Sellers' other obligations under this Agreement or under the Contracts or Licenses), and in accordance with the other covenants in this
Section 5. Sellers shall have the right to amend the Schedules to this Agreement, including, without limitation, Schedule 3.20 hereof, to reflect the occurrence of any transactions of Sellers in the ordinary course of business substantially in accordance with their past business practices during the last two years between the date hereof and the Closing Date.

        5.2 Compensation. Other than in accordance with existing contracts, Sellers shall not increase the compensation, bonuses, or other benefits payable following the Closing or to be payable to any person employed in connection with the conduct of the business or operations of the Stations; provided that Sellers shall have the right to (i) extend the term of or renew existing employment agreements in a manner generally consistent with its past business practices and (ii) increase the amount of compensation payable to any employee consistent with its past business practices.

        5.3 Contracts. Sellers will not, without Buyer's approval, enter into any contract or commitment relating to the Stations or the Assets, or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Assumed Contract) that will impose any liability on Buyer after Closing, except for (a) cash time sales agreements made in the ordinary course of business consistent with Sellers' past practices, (b) other contracts entered into in the ordinary course of business consistent with Sellers' past practices that do not involve consideration payable by Buyer after the Closing, in the aggregate, in excess of $50,000 measured at Closing, and (c) agreements permitted by
Section 5.20 hereof. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts.

        5.4 Disposition of Assets. Sellers shall not sell, assign, lease, or otherwise transfer or dispose of any of the material Assets, except assets that are replaced by property of substantially equivalent kind and value.

        5.5 Encumbrances. Sellers shall not create or assume any Lien of any material nature upon the Assets, except for Permitted Liens.

        5.6 Licenses. Sellers shall not cause or permit, by any act or failure to act, any of the Licenses required to be listed on Schedule 3.4 to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of the material Licenses. Sellers shall not fail to prosecute with due diligence any material applications to any governmental authority necessary for the operation of the Stations and shall file with the FCC any request necessary to extend the expiration date of any outstanding construction permit if applicable.

        5.7 Obligations. Sellers shall pay all obligations relating to the Stations as they become due so that all such obligations shall be current as of the Closing Date, except for obligations contested in good faith which shall be disclosed in writing to Buyer on or prior to the Closing Date.

        5.8 Access to Information. Sellers shall give Buyer and its counsel, accountants, engineers, investment bankers, lenders and other authorized representatives reasonable access to the Assets and the Stations and to all of Sellers other properties, equipment, books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection and will furnish or cause to be furnished to Buyer or its authorized representatives all information of Sellers with respect to the affairs and business of the Stations that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Stations), all at Buyer's expense. Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Sellers' financial records and Sellers' employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.9 Maintenance of Assets. Sellers shall maintain all of the Assets in good working order and repair (ordinary wear and tear and casualty excepted), and use, operate, and maintain all of the Assets in good working order and repair. Sellers shall maintain inventories of spare parts at levels consistent with past practices. Subject to the provisions of Section 6.5, if any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall substantially repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible (after receipt of the insurance or the indemnification proceeds), and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair or restore (or in Sellers' discretion, replace) any of the Assets that are lost, damaged, impaired, or destroyed.

     5.10 Insurance. Sellers shall maintain comparable insurance coverage provided by the existing insurance policies on the Stations and the Assets.

     5.11 Consents. Sellers shall obtain the Required Consents and shall use their best efforts to obtain the other Consents described on Schedule 3.3, without any material change in the terms or conditions of any material Contract that could reasonably be expected to be materially less advantageous to Buyer than those pertaining under such Contract as in effect on the date of this Agreement. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents, and shall deliver Buyer a copy of any written Consent that may be obtained by Sellers. Sellers shall have no obligation to bring or threaten legal action or to materially increase their obligations thereunder to obtain any of the Consents.

     5.12 Book and Records. Sellers shall maintain their books and records relating to the Stations in accordance with past practices.

     5.13 Notification. Sellers and Buyer shall promptly notify each other in writing of any material change in any of the information contained in their respective representations and warranties contained in Section 3 or 4 of this Agreement of which such party, as applicable, has actual knowledge, provided that such notification shall not relieve such party of any obligations hereunder.

     5.14 Financial Information. Sellers shall furnish Buyer with operating results of the Stations on a monthly basis and shall furnish to Buyer within twenty-one days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expenses for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. In connection with any audit by Buyer of Sellers' financial records for the past three years, Sellers shall furnish Buyer with the report or other information prepared by Sellers' accountants with respect to the Financial Statements immediately upon Sellers' receipt of such report of other information and with such other financial information in their possession as Buyer may reasonably request. Within five days prior to the Effective Time, Sellers shall also furnish Buyer with unaudited combined financial statements of New Age and Seventies containing the balance sheet, statement of income and retained earnings and statement of cash flows of Sellers through the end of the most recent fiscal quarters of each of New Age and Seventies ended on or prior to 45 days prior to the Closing Date (the "Closing Unaudited Financial Statements").

     5.15 Compliance with Laws. Sellers shall use their best efforts to comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations, it being understood that at the Closing Sellers shall deliver to the Buyer title to the Assets, free and clear of any Liens; provided, however, that any tax returns which Sellers may be obligated to file as a result of or in connection with the transactions contemplated hereby may be filed by Sellers within ninety (90) days after the Closing.

     5.16 Programming. Sellers shall not make any material changes in the Stations' programming policies, except such changes as in the good faith judgment of Sellers are required by the public interest or otherwise in the best interest of the Stations.

     5.17 Preservation of Business. Sellers shall use their commercially reasonable efforts consistent with their past practices to preserve the business and organization of the Stations and to keep available to the Stations their present employees and to preserve the audience of the Stations and the Stations' present relationships with suppliers, advertisers, and others having business relations with them.

     5.18 Collection of Accounts Receivable. Sellers shall collect the accounts receivable of the Stations only in the ordinary course consistent with their past practices.

     5.19 Inconsistent Action. Sellers and Buyer shall not take any action that is inconsistent with their obligations under this Agreement in any material respect or that could reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement.

        5.20 Trade Agreements. Sellers may enter into trade agreements for use by the Stations subject to Section 5.1; provided that trade agreements having an aggregate value of less than $100,000 shall be deemed to be made by Sellers in the ordinary course of business.

        5.21 Buyer Approvals. Buyer shall not unreasonably withhold, delay or condition any approval or consent requested by Sellers hereunder, provided, however, that Buyer shall not be obligated to incur any obligation it reasonably deems is material or agree to any material change in any Contract or License to be assumed hereunder; and provided, further, that any requirement of Buyer to pay a security deposit under one or more of the leases described on
Schedule 3.5 shall not be deemed to be material. Buyer shall respond to each request for an approval or consent hereunder within five business days after such approval or consent has been received from Sellers in writing and if Buyer shall fail to respond in writing to such a request within such period, Buyer shall be deemed to have granted such approval or consent.

        5.22 SBS and Raul Alarcon, Jr. ("Alarcon") agree, jointly and severally, that they will not, directly or indirectly, enter into an agreement ("Sale Agreement") with any Person whatsoever to sell all or substantially all of the assets of SBS or its Affiliates, or a majority of the radio stations owned or controlled by SBS or its Affiliates, or a majority of the capital stock of SBS. Upon any breach by SBS or Alarcon of this Section 5.22, then Sellers' sole remedy for such breach shall be governed by Section 9.4 hereof, and Sellers shall not have the right to terminate this Agreement solely as a consequence of the breach of this Section 5.22.


SECTION 6       SPECIAL COVENANTS AND AGREEMENTS

        6.1     FCC Consent.

                (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                (b) Sellers and Buyer shall promptly prepare appropriate applications for the FCC Consent and shall file such applications with the FCC on or before the fifth business day after the date of this Agreement. The parties shall prosecute the applications with all reasonable diligence and otherwise use their reasonable commercial efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition sought to be imposed on it is the result of a circumstance, the existence of which does not constitute a breach by such party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with such condition would have a material adverse effect upon it. Buyer and Sellers shall oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, either party hereto may request an extension of the effective period of the FCC Consent and the other party hereto shall cooperate with such request. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9. Sellers and Buyer are not aware of any condition which would materially adversely affect the parties' ability to obtain the FCC Consent.

        6.2 HSR Filing. As soon as practicable after the execution hereof but in no event later than fifteen (15) business days after the execution hereof, Buyer and Sellers shall each make the filings required by the HSR act. Each party shall bear one-half (1/2) of all filing fees under the HSR Act. Each party will cooperate with the other in accomplishing such filings and will keep the other party appraised of the status of any inquiries made of such party by the Federal Trade Commission ("FTC"), the U.S. Department of Justice ("DOJ") or any other governmental agency with respect to this Agreement or the transaction contemplated hereby. The transfer of the Assets hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate government agencies without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby.

        6.3 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

        6.4     Accounts Receivable.

                (a) Collection. At the Closing, Sellers shall designate Buyer as their agent solely for the purposes of collecting the Accounts Receivable. Sellers shall deliver to Buyer on or as soon as practicable after the Closing Date a complete and detailed statement showing the name, amount and age of each Account Receivable. Buyer shall make reasonable efforts in accordance with Buyer's customary business practices to collect the Accounts

Receivable during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fifth full calendar month beginning after the Closing Date. Buyer shall not be obligated to use any efforts to collect any of the Accounts Receivable that are more extensive than the efforts that Buyer uses to collect its own accounts receivable. Buyer shall not refer any Accounts Receivable to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of the Accounts Receivable, except with the approval of Sellers. During the Collection Period, upon delivery of prior written notice to the Buyer, Sellers shall be entitled to assume all collection efforts with respect to any of the Accounts Receivable which are in dispute or have not been paid within 90 days from their incurrence in its sole and absolute discretion. Collections by Buyer (or Sellers, if applicable) of the Stations' receivables shall be applied first to the oldest unpaid billing of an account debtor of any Station.

                (b) Payments to Sellers. On or before the fifteenth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to Sellers (i) a list of the amounts collected before the end of such month with respect to the Accounts Receivable, and (ii) the amount collected during such month with respect to the Accounts Receivable. On or before the fifteenth day after the end of the Collection Period, Buyer shall furnish Sellers with a list of all of the Accounts Receivable which remain uncollected at the end of the Collection Period.

                (c) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.4(b), and the agency relationship established pursuant to this Section 6.4 shall end.

        6.5     Risk of Loss.

                (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Sellers at all times prior to the Closing. For purposes of this Agreement, a Stations' transmission signal shall be deemed not operating in the normal and usual manner only if (i) with respect to radio station WRMA-FM, Ft. Lauderdale, Florida, such Station's transmission facilities operate at less than 20,000 watts ERP, (ii) with respect to radio station WXDJ-FM, Homestead, Florida, such Station's transmission facilities operate at less than 10,000 watts ERP, except during the period in which the new permanent directional antenna for such Station is being installed (which will permit such Station to broadcast at less than 10,000 watts ERP) and (iii) any event occurs which prevents a signal transmission by either Station in the normal and usual manner (as described in (i) and (ii) above) for a period of seven or more consecutive days after the date hereof. Sellers shall promptly give Buyer notice of the occurrence of any event described in this
Section 6.5(a), and Buyer shall have the right to terminate this Agreement upon the occurrence of the event described in Section 6.5(a)(iii) hereof. Buyer shall be required to notify Sellers in writing of Buyer's decision to terminate this Agreement pursuant to this Section 6.5(a) hereof within three days of receipt of Sellers' written notification of the event described in Section 6.5(a)(iii) hereof, or Buyer shall be deemed to have waived such termination right.

        (b) If any damage or destruction of the Assets or any other event occurs which prevents in any material respect signal transmission by any Station in the normal and usual manner and Sellers are unable to restore or replace the Assets so that such conditions are cured and normal and usual transmission is resumed in all material respects before the Closing Date, the Closing Date shall be postponed, for a period of up to sixty days, to permit the repair or replacement of the damage or loss.

        (c) In the event of any damage or destruction of the Assets described above, if such Assets have not been restored or replaced and such Station's normal and usual transmission resumed within the sixty day period specified above, Buyer may terminate this Agreement forthwith without any further obligation hereunder by written notice to Sellers; provided, however, that such written notice to be effective must be given by Buyer within five calendar days following the end of such sixty day period or Buyer shall have waived such termination rights. Alternatively, Buyer may, at its option, proceed to close this Agreement and complete the restoration and replacement of such damaged Assets after the Closing Date, in which event Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets; provided, however, that Sellers may retain the proceeds of any business interruption insurance with respect to periods prior to the Closing. Notwithstanding any of the foregoing, Sellers shall have no obligation to expend their own funds to restore any damage or destruction.

     6.6 Confidentiality. Except as necessary for the consummation of the transactions contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information of a confidential nature obtained from the other parties in connection with the transactions contemplated by this Agreement. In the event that any party hereto desires to disclose any information concerning any other party to any third party who is not a representative of such party, such party shall inform the other party in advance of the reason for such disclosure, the information to be disclosed and the identities of the recipients thereof. If this Agreement is terminated, each party will return to the other parties all information obtained by such party from the other parties in connection with the transactions contemplated by this Agreement. The provisions of this Section shall survive and continue in full force and effect following any termination of this Agreement.

     6.7  Cooperation.

          (a) The parties hereto shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and the parties hereto shall execute such other documents as may be reasonably necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.

          (b) Buyer will exercise its best efforts to have Sellers released, to the extent reasonably possible, from further liability under the Assumed Contracts; provided that the release of Sellers from any Assumed Contract shall not be a condition of Sellers' or Buyer's obligations at Closing. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, Buyer shall have no obligation (i) to obtain the release of Sellers from any Assumed Contract or to expend funds to obtain any of the Consents and (ii) neither Buyer nor Sellers shall have any obligation to agree to any material adverse change in any License or Assumed Contract in order to obtain a Consent required with respect thereto or to obtain the release of Sellers from any Assumed Contract, and Sellers shall have no obligation to expend funds to obtain any of the Consents, except as may be required to cure any default by Sellers under any License or Assumed Contract. In the event Buyer is unable to successfully obtain a release of the Sellers from liability under any Assumed Contract, Buyer shall perform its obligations, and shall comply with all requirements, under the terms of each such Assumed Contract. Buyer shall indemnify and hold harmless Sellers from and against any claims, losses, damages or liabilities (including court costs and reasonable attorneys' fees incurred at both trial and appellate levels) as a result of any actual or alleged non-performance or non-compliance by the Buyer or any third party under any Assumed Contract. Buyer shall timely pay any deposits required under the terms of the Assumed Contracts.

          (c) In the event that the parties are unable to obtain any Consent, the parties shall enter into such arrangements as are deemed reasonably necessary to provide Buyer (as Sellers' assignee), to the extent reasonably possible, with the benefits and obligations of such Assumed Contract from and after the Closing Date.

        6.8 Access to Books and Records. Sellers shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Sellers access and the right to copy for a period of five years from the Closing Date any books and records relating to the Assets that are included in the Assets.

        6.9 Observation Rights. Sellers and their representatives shall have the right to observe any investigation of the Stations conducted by Buyer and shall with reasonable promptness receive copies of all reports and correspondence issued in connection therewith, which shall be subject to the confidentiality provisions contained herein.

        6.10 Tower Consents. For a period of 45 days from the date hereof, Sellers shall use their best efforts to obtain promptly the approval by the owners of the radio broadcasting towers used by the Sellers in connection with the operations of the Stations (the "Tower Consents"). In the event the Sellers are unable to obtain the Tower Consents prior to the expiration of such 45-day period, Sellers shall promptly so notify Buyer and Buyer shall, within ten (10) days thereafter by written notice to the Sellers, either (i) terminate this Agreement and rescind the transaction contemplated hereby, in which case Sellers shall have no liability or obligation to Buyer under this Agreement, or, (ii) if Buyer shall fail to so terminate this Agreement, Buyer shall be deemed to have waived the requirement that Sellers obtain the Tower Consents and to have agreed to hold Sellers harmless from and against any claims resulting from the failure to obtain the Tower Consents. Buyer shall, if applicable, execute all such instruments and agreements reasonably required to effectuate the intent of subsection (ii) of this Section 6.10.

SECTION 7  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING

        7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at the option of Buyer to the fulfillment prior to or at the Closing Date of each of the following conditions:

                (a) Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, but only to the extent that the failure to be so would prevent the transfer to Buyer of good and valid title in and to the FCC Licenses pursuant to this Agreement.

                (b) Covenants and Conditions. Sellers shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, but only to the extent that the failure to so perform and comply would prevent the transfer to Buyer of good and valid title in and to the FCC Licenses and all material assets necessary to operate the Stations pursuant to this Agreement.

                (c) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by the Buyer under Section 6.1 hereof and Sellers shall have complied with any conditions imposed on them by the FCC Consent.

                (d) HSR Act. The waiting period under the HSR Act shall have expired or been terminated without unresolved action by the Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") to prevent the Closing.

                (e) Minimum Purchase Price. The Purchase Price shall not have been reduced to below $104,210,500 as a result of the adjustment provided by
Section 2.3(c) hereof.

        7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject at Sellers' option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                (b) Covenants and Conditions. Buyer shall have paid the Purchase Price and performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) FCC Consent. The FCC Consent shall have been granted without the imposition on Sellers of any conditions that need not be complied with by Sellers under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

         (d) HSR Act. The waiting period under the HSR Act thereunder shall have expired or been terminated without unresolved action by the DOJ or FTC to prevent the Closing.

         (e) Minimum Purchase Price. The Purchase Price shall not have been reduced to below $104,210,500 as a result of the adjustment provided by Section 2.3(c) hereof.

         (f) Employment Agreement. Buyer shall have executed the Employment Agreement between Buyer and Russell A. Oasis in the form attached hereto as Exhibit A.

SECTION 8  CLOSING AND CLOSING DELIVERIES

     8.1  Closing.

          (a) Closing Date. Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed) on the date scheduled for Closing of the closing conditions described in Section 7 hereof, the Closing shall take place at 12:01 p.m., Miami, Florida time, on a date not later than fifteen days following the date on which the FCC Consent has become a Final Order, which date of Closing shall be specified by Buyer to Sellers on not less than ten nor more than twelve days written notice to Sellers, or, if Buyer shall have waived the condition precedent of a Final Order on the date specified by Buyer to Sellers, on not less than ten nor more than twelve days written notice, following the later of the effective date of the FCC Consent or the waiver by Buyer of such condition precedent (or, if either such date is a Saturday, Sunday or federal holiday, on the next business day thereafter) or on such other date as may be set by mutual agreement of Buyer and Sellers; provided that if the Closing as determined hereunder would occur prior to January 1, 1997, Sellers may in their sole and absolute discretion extend the Closing to a date prior to February 28, 1997; and provided, further, that, in the event that the wire transfer of the Purchase Price is received by each of the Sellers later than 2:00 p.m., Miami, Florida time on the Closing Date, then Sellers shall be entitled to interest on the Purchase Price from the Closing Date to the next business day following the Closing Date at a rate equal to the prime rate as publicly announced on the Closing Date by Citibank N.A. as its prime rate. Notwithstanding the foregoing, if on the date otherwise scheduled for Closing pursuant to the preceding sentence, the conditions have not been satisfied, the party for whose benefit such conditions have been imposed may elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by written notice from such party, which date shall be not less than five days nor more than ten days after the satisfaction or waiver of such conditions precedent (but not later than June 30, 1997). The Closing shall take place at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida.

     8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer:

          (a) Transfer Documents. Duly executed warranty bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of any Liens other than Permitted Liens;

          (b) Officer's Certificate. A certificate, dated as of the Closing Date, executed by an executive officer of Sellers on behalf of Sellers, certifying (1) that the representations and warranties of Sellers contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Sellers have in all material respects performed and complied with all of their obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

          (c) Opinion of Counsel. Opinion of Sellers' counsel dated as of the Closing Date, in substantially the form attached hereto as Exhibit B;

          (d) Corporate Documents. (i) Resolutions of Sellers' shareholders and Board of Directors authorizing the execution, delivery and performance of the transactions contemplated hereby certified by Sellers' secretary and (ii) the certificates of incorporation and good standing certificates of Sellers certified by the Secretary of State of Florida as of a date no earlier than thirty days prior to the Closing Date; and

          (e) Financial Statements. The Closing Unaudited Financial Statements required by Section 5.14 hereof.

          (f) Non-competition Agreements. Non-competition Agreements, substantially in the form attached hereto as Exhibit C, duly executed by each of Russell A. Oasis and Alan Potamkin in favor of the Buyer.

     8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers:

          (a) Purchase Price.  The Purchase Price as provided in Section 2.3(a);

                (b) Assumption Agreements. Duly executed assumption agreements pursuant to which Buyer shall assume and undertake to perform Sellers' obligations under the Licenses and Assumed Contracts arising on or after the Closing Date;

                (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by an executive officer of Buyer certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date in substantially the form attached hereto as Exhibit D;

                (e) Corporate Documents. (i) Resolutions of Buyer's Board of Directors authorizing the execution, delivery and performance of the transactions contemplated hereby certified by Buyer's secretary and (ii) the certificate of incorporation and a good standing certificate of Buyer certified by the Secretary of State of Delaware as of a date no earlier than thirty days prior to the Closing Date.


SECTION 9       TERMINATION

        9.1 Termination by Sellers. This Agreement may be terminated by Sellers without prejudice to its rights hereunder and the purchase and sale of the Stations abandoned, if Sellers are not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied in all material respects or waived in writing by Sellers.

                (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                (c) Upset Date. If the Closing shall not have occurred by June 30, 1997.

        9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if

Buyer is not then in material default, upon written notice to Sellers, upon the occurrence of any of the following:

                (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied in all material respects or waived in writing by Buyer (or otherwise waived pursuant to the terms of this Agreement).

                (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                (c) Upset Date. If the Closing shall not have occurred by June 30, 1997.

                (d) Interruption of Service. If Buyer exercises its right to terminate as set forth in Section 6.5(a)(iii).

        9.3 Letter of Credit. Simultaneously with the execution and delivery of this Agreement, Buyer has delivered to Sellers a letter of credit in the principal amount of ten million dollars ($10,000,000) (the "Letter of Credit") for purposes of securing all or a portion of Buyer's obligations under the terms of this Agreement. The parties acknowledge and understand that the terms of the Letter of Credit shall provide that in the event of a default under this Agreement by the Buyer which would allow Seller to terminate this Agreement, the full face amount of the Letter of Credit, or ten million dollars ($10,000,000) (the "Face Amount"), shall be drawn by the Sellers upon presentment to the bank of an affidavit signed by at least two of the Designated Officers or their respective personal representatives or executors attesting under oath to such default by the Buyer. Each of Alan Potamkin, Russell Oasis and Robert Potamkin shall individually indemnify and hold harmless Buyer from and against any amount drawn on the Letter of Credit, plus any interest paid by Buyer on such amount, in the event it is determined in accordance with Section 11.2 of this Agreement that Sellers presentment of the Letter of Credit was wrongful.

        9.4 Rights on Termination. If this Agreement is terminated by Sellers in the event of a default of this Agreement by Buyer that would permit Sellers to terminate this Agreement and if Buyer has not breached Section 5.22 of this Agreement, then the payment of $10,000,000 to Sellers pursuant to the Letter of Credit shall be deemed to be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers due to such breach of this Agreement by Buyer, except as provided below. Sellers and Buyer agree in advance that actual damages are difficult to ascertain and that the payment of $10,000,000 pursuant to the Letter of Credit would be a fair and equitable payment upon a default of this Agreement by Buyer that would permit Sellers to terminate this Agreement, if Buyer has not breached Section 5.22 hereof. In the event that Buyer breaches the provisions of Section 5.22 and fails to close the transaction contemplated by this Agreement for any reason other than as a result of a breach by Sellers of the provisions of this Agreement that would permit Buyer to terminate this Agreement pursuant to Section 9.2, then in addition to the $10,000,000 payment to Sellers pursuant to the Letter of Credit, Buyer shall be required to pay Sellers an additional $20,000,000 (the "Additional Payment"), or a total of $30,000,000 including the Letter of Credit (together, the "Liquidated Payment") upon written demand of Sellers, (together with interest at the highest rate permitted by Florida law commencing three business days following receipt by Buyer of such written demand and until paid). The Liquidated Payment shall be deemed to be liquidated damages and shall constitute full payment for the damages suffered by Sellers due to such breach of this Agreement by Buyer, including a breach of Section 5.22 hereof. Sellers and Buyer agree in advance that actual damages are difficult to ascertain and that the Liquidated Payment is fair and equitable, to reimburse Sellers for damages sustained due to such breach of this Agreement by Buyer, including the breach of Section 5.22 hereof, particularly because the consummation of any transaction contemplated by said Section 5.22 would likely eliminate all viable competing interests to acquire the Stations, thereby significantly diminishing the value of the Stations. If Buyer enters into a Sale Agreement within 6 months of a termination of this Agreement, and Sellers shall not have been in breach of this Agreement at the time the Agreement was terminated, which breach would have permitted Buyer to terminate this Agreement pursuant to Section 9.2 hereof, such Sale Agreement will be deemed for purposes of this Agreement to have been entered into as of a period of time 6 months prior to the execution thereof and Sellers will be entitled to the Liquidated Payment as provided above. If this Agreement is terminated by Buyer due to Sellers' breach of any provision of this Agreement, the amount of damages which Buyer shall be entitled to recover against Sellers in the event that Sellers fail to consummate the transactions contemplated hereunder shall be limited as set forth in Section 10.5(c) hereof.

        9.5 Specific Performance. The parties recognize that if, prior to Closing, Sellers breach this Agreement and refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to specifically perform this Agreement prior to Closing, Sellers shall waive the defense that there is an adequate remedy at law. Following the Closing, Buyer shall be entitled, in addition to any other remedies that may be available, to seek specific performance of the terms of this Agreement if such remedy is available at equity. If Buyer obtains specific performance of Sellers' agreement to sell the Stations to Buyer, Sellers shall not be liable to Buyer for money damages as a result of Sellers' breach of their agreement to sell the Stations, but Sellers shall nevertheless continue to be required to indemnify Buyer under
Section 10 of this Agreement. Notwithstanding anything to the contrary, in no event shall Buyer be entitled to acquire by specific performance or otherwise a single station constituting the Stations.

        9.6 Procedure to Obtain Injunction upon Termination. Upon termination by Sellers of this Agreement, in the event Buyer desires to obtain an injunction (an "Injunction") prohibiting the sale of the Stations by the Sellers to a third party, Buyer shall be required to commence a legal proceeding seeking such Injunction (a "Legal Proceeding") within 20 days following such termination in a court of competent jurisdiction in Dade county, Florida (the "Court"). Prior to or contemporaneous with the commencement of any Legal Proceeding by Buyer seeking an Injunction, Buyer shall either (i) post with the Court a bond issued by a A+Best rated insurance company licensed to do business in Florida in the amount of $110,000,000 or (ii) deposit $110,000,000 in cash with the Registry of the Court. In the event that Buyer does not obtain an Injunction issued by the Court which enjoins the sale of the Stations within 30 days following the commencement of the Legal Proceeding, Sellers shall be permitted to enter into a transaction or a series of transactions with a third party involving a sale of the Sellers, the Stations or the Assets.

        Upon termination by Buyer of this Agreement, then Buyer must tender the Purchase Price to the Court in the Legal Proceeding to be able to obtain an Injunction if Buyer is otherwise permitted to obtain such Injunction.

        9.7 Buyer Covenants on Termination. If this Agreement is terminated without a Closing for any reason, Buyer shall not, and Buyer shall ensure that no Affiliate of Buyer shall, for a period of two years after termination, directly or indirectly hire any employee of either of the Stations that is employed at any time from the date hereof or induce any such employee to leave employment with either of the Stations.

SECTION 10  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION; CERTAIN REMEDIES

       10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing Date for a period of eighteen months.

        10.2 Indemnification by Sellers. After the Closing, Sellers hereby agree to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Sellers contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement which by its express terms survives the Closing.

                (b) Any and all obligations of Sellers not assumed by Buyer pursuant to this Agreement, including, without limitation, any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                (d) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment, incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        10.3 Indemnification by Buyer. After the Closing, Buyer hereby agrees to indemnify and hold Sellers harmless against and with respect to, and shall reimburse Sellers for:

                (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Sellers under this Agreement which by its express terms survives the Closing.

                (b) Any and all obligations of Sellers assumed by Buyer pursuant to this Agreement.

                (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations on and after the Closing.

                (d) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment, incident to the foregoing or incurred in investigating or attempt-ing to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten business days after written notice of such action, suit, or proceeding was given to Claimant.

                (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim and the Indemnifying Party shall have no further obligation with respect thereto. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Claimant shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, it shall do so at its own expense and the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim; provided, however, that the Claimant shall not agree to any settlement with respect to any claim requiring payment or other consideration in excess of $10,000 without giving the Indemnifying Party at least five business days' prior written notice.

                (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                (e) The Indemnification rights provided in Sections 10.2, 10.3 and 10.4 shall extend to the shareholders, partners, directors, officers, employees, representatives and successors of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant, to the extent reasonably possible. Claims of such Persons shall be deemed claims solely between the parties and not third party claims.

        10.5 Certain Limitations. Notwithstanding anything in this Agreement to the contrary,

                (a) Sellers shall not indemnify or otherwise be liable for any breach of a representation or warranty, or for the breach of any covenant contained in this Agreement, except to the extent the losses, obligations, liabilities, costs and expenses arising therefrom exceed in the aggregate $25,000;

                (b) Buyer shall not indemnify or otherwise be liable for any breach of a representation or warranty of for the breach of any covenant contained in this Agreement, except to the extent the losses, obligations, liabilities, costs and expenses arising therefrom exceed in the aggregate $25,000;

                (c) Sellers shall not indemnify or otherwise be liable with respect to any claim for any breach of a representation or warranty, for the breach of any covenant in this Agreement or for any other reason unless notice of the claim is given within eighteen months after the Closing Date and, provided further, that Sellers' liability hereunder shall be limited to three million dollars ($3,000,000) in the aggregate for all claims.

        10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial or an appeal).

SECTION 11 MISCELLANEOUS

     11.1 Fees and Expenses. Sellers and Buyer shall each pay one-half of any filing fees, transfer taxes, sales taxes, or other similar charges levied by any governmental entity, in connection with the sale transactions contemplated by this Agreement. Buyer and Sellers shall each pay one-half of (i) the fees payable to the FCC in connection with the filing of the applications for the FCC Consent and (ii) the fee imposed by the FTC made pursuant to the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party. Sellers shall not pay any fees or expenses relating to the financing by Buyer of the transactions contemplated hereby.

     11.2 Arbitration. Except as provided in Section 2.3(d)(4) hereof, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration in the State of Florida, by a panel of three arbitrators. Sellers as a group and Buyer shall each designate one arbitrator, and the two arbitrators so designated shall select the third arbitrator. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding in accordance with the terms of this Agreement. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed among the parties hereto in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter as set forth in
Section 11.3.

     11.3 Submission to Jurisdiction; Venue. The parties hereto hereby irrevocably consent that any suit, legal action or proceeding against any party or its property with respect to this Agreement must be brought in any court (whether state or federal) located in Dade County, Florida, as the party filing the action elects, and, by execution and delivery of this Agreement, each of the parties hereto hereby irrevocably submits to and accepts the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any suit, legal action or proceeding relating to this Agreement in any court located in Dade County, Florida and hereby further irrevocably waive any claim that a court located in Dade County, Florida is not a convenient forum for any such suit, legal action or proceeding.

     11.4 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

     If to Sellers:     NEW AGE BROADCASTING, INC.
                        3191 Coral Way, Suite 805
                        Miami, Florida  33145

                        Attention: Russ Oasis, President

                        THE SEVENTIES BROADCASTING CORPORATION
                        3191 Coral Way, Suite 805
                        Miami, Florida  33145
                        Attention: Russ Oasis, President

     With copies to:    Cesar L. Alvarez, Esq.
                        Greenberg, Traurig, Hoffman,
                           Lipoff, Rosen & Quentel, P.A.
                        1221 Brickell Avenue
                        Miami, Florida  33131

                        Alan H. Potamkin
                        4675 S.W. 74th Street
                        Miami, Florida  33143

                        Robert Potamkin
                        130 Spruce Street
                        Suite O-B
                        Philadelphia, Pennsylvania 19106

                        Russell Oasis
                        4840 S.W. 80th Street
                        Miami, Florida 33143

     If to Buyer:       Spanish Broadcasting System, Inc.
                        26 West 56 Street
                        New York, New York
                        Attn: Raul Alarcon, President

        With a copy to:         Jason L. Shrinsky, Esq.
                                Kaye, Scholer, Fierman,
                                   Hays & Handler, LLP
                                901 Fifteenth Street, N.W.
                                Washington, D.C. 20005-2327

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

        11.5 Benefit and Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. This Agreement is not intended to, and shall not, confer upon any other person except the parties hereto any rights or remedies hereunder.

        11.6 Further Assurances; Reasonable Consent. The parties shall take any actions and execute any other documents that may reasonably be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional bills of sale, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement. When its consent under this Agreement is requested, each party agrees to respond promptly and reasonably to the request.

        11.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

        11.8 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

        11.9 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

        11.10 Entire Agreement. This Agreement, the schedules hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior negotiations, agreements and understandings between the parties and cannot be amended, supplemented or changed or any of its terms waived except by an agreement in writing that makes specific reference to this Agreement and which is signed (in the case of Sellers by the Designated Officers) by the party against which enforcement of any such amendment, supplement, or modification is sought.

        11.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 11.10 and in this Section 11.11.

        11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

        11.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        11.14 Press Releases. No press releases or other public announcements concerning this Agreement shall be made by any party hereto without the prior written consent of the other party unless the first such party is legally compelled to do so, including, because of disclosure requirements of federal or state securities laws or rules and regulations of securities markets, in which case such party shall be obligated to consult with the other party concerning the content of such announcement and the reasons therefor.

        11.15 Sellers' Knowledge. Whenever a representation, warranty or covenant contained herein is qualified by the phrase "to Sellers' knowledge" or other similar phrase, such representation, warranty or covenant is made based on the actual knowledge of the officers of Sellers.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                SPANISH BROADCASTING SYSTEM, INC.


                                By: /s/  Raul Alarcon, Jr.
                                   ------------------------------
                                   Raul Alarcon, Jr.
                                   President


                                   /s/  Raul Alarcon Jr.
                                   ------------------------------
                                   Raul Alarcon, Jr.
                                   (as to Section 5.22 hereof only)


                                NEW AGE BROADCASTING, INC.


                                By: /s/  Russell A. Oasis
                                   ------------------------------
                                   Russell A. Oasis
                                   President


                                THE SEVENTIES BROADCASTING CORPORATION


                                By: /s/  Russell A. Oasis
                                   -------------------------------
                                   Russell A. Oasis
                                   President


                                THE FOLLOWING PERSONS ARE SIGNATORIES TO THIS AGREEMENT WITH RESPECT ONLY TO SECTION 9.3
                                HEREOF:


                                /s/  Alan Potamkin
                                ---------------------------------
                                Alan Potamkin


                                /s/  Russell Oasis
                                --------------------------------
                                Russ Oasis


                                /s/  Robert Potamkin
                                --------------------------------
                                Robert Potamkin

                                                                      EX 2.3(c)


                        COMBINED STATEMENT OF CASH FLOW

                        12 MONTHS ENDING AUGUST 31, 1996

NET INCOME PER STATEMENTS                                       $5,769,722

ADD:                    DEPRECIATION            $  323,761
                        AMORTIZATION               786,635
                        INTEREST                 2,197,383
                        OFFICER'S SALARY           272,918
                        OFFICER'S HEALTH INS.        3,660
                        TRADE EXPENSES             245,892
                        NAT'L REP COMM.             13,197
                        LEGAL RE: TAK              158,963
                        LEGAL RE: CITY OF LIC.      13,204
                        LEGAL RE: PAXSON            63,805
                        LEGAL RE: OTHER ACQ.           684
                        ENG. RE: CITY OF LIC.        9,312
                        ENG. RE: AUX. SITE           4,218
                        TRAVEL RE: TAK              10,628
                        TRAVEL RE: ACQUIS.           2,397
                        WRMA-FM TOWER               48,220       4,154,877
                                                ----------


LESS:                   NAT'L REP COMM.         $   60,367
                        TRADE INCOME               180,116
                        INTEREST INCOME             48,138        (288,621)
                                                ----------      ----------
NET CASH FLOW COMBINED                                          $9,635,978
